Exhibit 99.1
T-3 Energy Services, Inc. Announces the Appointments of Robert L. Ayers and
Thomas R. Bates, Jr. as Members of its Board of Directors
HOUSTON, TEXAS, (PRIMEZONE WIRE) — August 23, 2007. T-3 Energy Services, Inc. (“T-3”) (NASDAQ:TTES — News) announced today its Board of Directors has appointed Robert L. Ayers and Thomas R. Bates, Jr. as members of the Board of Directors. Messrs. Ayers and Bates have also been appointed as members of the Board’s audit, compensation and nominating committees.
Mr. Ayers was Senior Vice President of ITT Industries and President of ITT Industries’ Fluid Technology from 1999 until 2005. Mr. Ayers continued to be employed by ITT Industries from 2005 until his retirement in 2006, during which time he focused on special projects for ITT Industries. ITT Industries’ Fluid Technology manufactures a broad range of pumps, mixers, controls and treatment systems. Mr. Ayers originally joined ITT Industries in 1998 as President of ITT Industries’ Industrial Pump Group. Before joining ITT Industries, Mr. Ayers was President of Sulzer Industrial U.S.A. and Chief Executive Officer of Sulzer Bingham. Prior to that, Mr. Ayers had over 20 years of operating experience with Lanzagorta International, FMC Corporation, National Supply and Armco Inc. Mr. Ayers currently serves on the Board of Directors of Watts Water Technologies Inc.
Mr. Bates has served as a Managing Director at Lime Rock Partners since 2001. Lime Rock Partners is an energy oriented private equity investment firm. Prior to joining Lime Rock Partners, Mr. Bates had 25 years of operating experience with Shell Oil, Inc., Schlumberger Ltd., Weatherford Enterra, Inc. and Baker Hughes, Inc. Mr. Bates currently serves on the Board of Directors of NATCO Group, Inc. and Hercules Offshore, Inc.
Mr. Halas commented, “We are very pleased to have Robert and Thomas join our Board of Directors. Their many years of senior management experience will be extremely valuable to us at T-3.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas. Its customer base, which operates in active oil and gas basins throughout the world, consists of leading drilling contractors, exploration and production companies and pipeline companies. For further information, see http://www.t3energy.com
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:	T-3 Energy Services, Inc. Michael T. Mino, Vice President and Chief Financial Officer 713-996-4110 mmino@t3es.com